Exhibit 5.1
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: +1.714.540.1235 Fax: +1.714.755.8290
www.lw.com

August 2, 2017

The New Home Company Inc.
85 Enterprise, Suite 450
Aliso Viejo, California 92656

Re:	Registration Statement on Form S-4 Relating to Exchange Offer for up to $325,000,000 in Aggregate Principal Amount of The New Home Company Inc.’s 7.250% Senior Notes Due 2022

Ladies and Gentlemen:
We have acted as special counsel to The New Home Company Inc., a Delaware corporation (the “Company”), in connection with the issuance of up to $325,000,000 in aggregate principal amount of its 7.250% Senior Notes due 2022 (the “Exchange Notes”) and the guarantees of the Exchange Notes (the “Guarantees”) by each of the entities listed on Exhibit A hereto (the “Guarantors”), under an indenture, dated as of March 17, 2017, among the Company, the Guarantors and U.S. Bank National Association, as trustee (as amended and supplemented, the “Indenture”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 2, 2017 (the “Registration Statement”). The Exchange Notes and the Guarantees will be issued in exchange for certain of the Company’s outstanding 7.250% Senior Notes due 2022 (the “Old Notes”), and the guarantees of the Old Notes, on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the Exchange Notes and the Guarantees.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Guarantors and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, as applicable, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other law, or as to any matters of municipal law or the laws of any local agencies within any state.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Exchange Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered in exchange for the Old Notes in the circumstances contemplated by the Registration Statement and Prospectus, the Exchange Notes and Guarantees will have been duly authorized by all necessary corporate action of the Company and all corporate, limited liability company or partnership action, as applicable, of the Guarantors, and the Exchange Notes and the Guarantees will be legally valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors, respectively, in accordance with their respective terms.
Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability, where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, and (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief.
With your consent, we have assumed (a) that the Indenture, the Exchange Notes and the Guarantees (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company and each of the Guarantors, as applicable, and (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company and each of the Guarantors, as applicable, enforceable against each of them in accordance with their respective terms.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,

/s/ Latham & Watkins LLP

Exhibit A
Guarantors

1.	TNHC Realty and Construction Inc.

2.	The New Home Company Southern California LLC

3.	The New Home Company Northern California LLC

4.	TNHC Land Company LLC

5.	TNHC Arizona LLC

6.	TNHC San Juan LLC

7.	TNHC-Santa Clarita GP, LLC

8.	LR8 Investors, LLC

9.	LR8 Owner, LLC

10.	TNHC-Calabasas GP LLC

11.	TNHC Grove Investment LLC

12.	TNHC Canyon Oaks LLC

13.	TNHC-Arantine GP LLC

14.	Larkspur Land 8 Owner, LLC

15.	Larkspur Land 8 Investors, LLC